SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM 8-K

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                                 CURRENT REPORT

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     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported): February 10, 1998


                            FREEDOM CHEMICAL COMPANY
              ----------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

 Delaware                        33-84778                    51-0340498
(State or Other                 (Commission                 (I.R.S. Employer
Jurisdiction of                  File Number)                Identification No.)
Incorporation or Organization)


          Five Radnor Corporate Center, 100 Matsonford Road, Suite 170,
          ------------------------------------------------------------
                           Radnor, Pennsylvania 19087
                           --------------------------
               (Address of Principal Executive Offices) (Zip Code)

        Registrant's Telephone Number, Including Area Code (610)964-9970
                                                            ------------

Item 5.           Other Events

        On February 10, 1998, Freedom Chemical Company ("FCC") announced that it has commenced a tender offer and consent solicitation for any and all of its outstanding 10-5/8% Senior Subordinated Notes due 2006. FCC has commenced the tender offer and consent solicitation in connection with the pending sale of all of its outstanding shares of Series A Common Stock to The B.F.Goodrich Company.

        The tender offer and consent solicitation are subject to the terms and conditions set forth in FCC's Offer to Purchase and Consent Solicitation Statement dated February 10, 1998 and will expire at 10:00 a.m., New York City time, on March 10, 1998, unless extended. One of these conditions is the closing of the above-described transaction with The B.F.Goodrich Company, which is expected to close on or about March 11, 1998.

         A copy of the press release issued by Freedom Chemical Company on February 10, 1998 is attached hereto as Exhibit 99.2 and is incorporated herein by reference.


Item 7.           Financial Statements and Exhibits

                  (c) Exhibits

                  Exhibit No.             Description

                  99.2                    Press Release dated February 10, 1998

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                Freedom Chemical Company. Inc.

                                                By: /s/ Dennis M. Monahan
                                                    ----------------------
                                                        Dennis M. Monahan
                                                        VP, Finance and Control

February 23, 1998

                                  EXHIBIT INDEX

Exhibit No.                Description of Exhibit

99.2                       Press Release dated February 10, 1998

Press Release

                      FREEDOM CHEMICAL COMPANY TO BUY BACK
                   10-5/8% SENIOR SUBORDINATED NOTES DUE 2006



FREEDOM CHEMICAL COMPANY COMMENCES TENDER OFFER AND CONSENT
SOLICITATION FOR ITS 10-5/8% SENIOR SUBORDINATED NOTES DUE 2006

     RADNOR, PA, February 10, 1998 -- Freedom Chemical Company ("FCC") announced today that it has commenced a tender offer and consent solicitation for any and all of its outstanding 10-5/8% Senior Subordinated Notes due 2006. FCC has commenced the tender offer and consent solicitation in connection with the pending sale of all of its outstanding shares of Series A Common Stock to The B.F.Goodrich Company (NYSE:GR).

     The tender offer and consent solicitation are subject to the terms and conditions set forth in FCC's Offer to Purchase and Consent Solicitation Statement dated February 10, 1998 and will expire at 10:00 a.m., New York City time, on March 11, 1998, unless extended. One of these conditions is the closing of the above-described transaction with The B.F.Goodrich Company, which is expected to close on or about March 11, 1998.

     There were $125 million principal amount of 10-5/8% Senior Subordinated Notes due 2006 outstanding as of February 9, 1998. FCC will fund the purchase of the notes from available cash and through capital contributions or intercompany loans.

     Holders tendering their notes will be required to consent to amendments, which will eliminate or modify most of the restrictive covenants contained in the indenture governing the notes and amend certain other provisions therein. The tender offer and consent solicitation are conditioned on the receipt of consents from holders of at least a majority of the principal amount of the debentures.

     A consent payment of $25.00 per $1,000 of principal amount of notes will be paid on the date the notes are purchased to holders who tender their notes and provide their consents to the proposed indenture amendments at or prior to 5:00 p.m., New York City time, on February 25, 1998. Tendered notes and consents may not be withdrawn after February 25, 1998, and notes tendered after such date will not receive a consent payment. FCC may amend, extend or terminate the tender offer and consent solicitation.

     The purchase price per $1,000 principal amount to be paid for each validly tendered note accepted for purchase by FCC will be (i) an amount based on the October 15, 2001 redemption price and the interim coupon payments on the notes to October 15, 2001, discounted at the yield on the 6-1/4% U.S. Treasury Note due October 31, 2001 determined on the second business day prior to the expiration of the offer plus a fixed spread of 75 basis points, (ii) less $25. In addition, unpaid accrued interest will be paid on the tendered notes accepted for purchase by FCC through to the day immediately preceding the day upon which FCC deposits an amount to pay for such notes with The Bank of New York, the depositary for the tender offer. The purchase price for each note will be set at 12:00 noon, EST, on March 9, 1998, unless the expiration date is extended.

     Merrill Lynch & Co. is serving as the dealer manager for the tender offer. Questions or requests for documentation may be directed to Beacon Hill Partners, the information agent (tel.: 800-755-5001) or Merrill Lynch (tel.:
888-654-8637).

     FCC, through its subsidiaries and joint venture operations, is a leading global manufacturer and marketer of a broad range of specialty and fine chemical products, which are sold into several market segments for use in food and beverage products, household and industrial products, cosmetics and personal care products, pharmaceuticals, pet foods, textile and paper products and many other diverse applications.

Financial Contacts:
Dennis Monahan (610) 964-3703